EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”) is made and entered into effective March 8, 2005 by and between Velocity Express Corporation, hereinafter referred to as the “Company” or “VELOCITY”, and Daniel DeFazio, hereinafter referred to as “Employee”.

Article 1. Employment and Term

1.01. VELOCITY hereby agrees to employ Employee in the capacity of Chief Financial Officer and Employee hereby accepts and agrees to such employment for good and valuable consideration from and after the date of this Agreement, on the terms and conditions stated in this Agreement.

1.02. Employee shall generally have the authority, responsibilities, and perform such duties as are customarily performed by Chief Financial Officer in other or similar businesses as that engaged in by VELOCITY, unless otherwise assigned by VELOCITY. It shall be the duty of the Employee to familiarize himself or herself with, and to abide by, the methods and techniques utilized by VELOCITY in the conduct, administration and management of its operations, and including but not limited to the policies set forth in Velocity’s Employee Handbook and any other applicable employment documents, to be responsible and accountable for and conduct, administer and manage proper operations of Employee’s assigned facility, facilities, operations, department or perform assigned duties in accordance with VELOCITY policies and procedures, and to use Employee’s best efforts and endeavors to conduct and administer those tasks and/or duties assigned by VELOCITY to Employee. Employee shall also render such additional services and duties as may be reasonably requested of Employee from time to time by VELOCITY.

1.03. Employee shall report to the Company’s CEO.

Article 2. Best Efforts

2.01. Employee agrees that Employee will at all times faithfully, industriously, and to the best of Employee’s ability, experience, and talents, perform all of the duties that may be required of and from Employee pursuant to this Agreement.

Article 3. Employment at Will

3.01. This Agreement is not an employment agreement for any specific term. Employee acknowledges and agrees that employment with the Company is not for any specific period of time and Employee has the right to resign from such employment at any time Employee desires. Employee further acknowledges and agrees that the Company similarly has the right to terminate the employment relationship at any time it desires to do so, without notice or for any reason, subject only to the severance provisions herein.

Article 4. Compensation and Benefits

4.01. Employee will be paid, bi-weekly, an annualized base salary of two-hundred and fifty-thousand Dollars ($250,000), pursuant to VELOCITY’s normal payroll procedures and dates. Any increase in Employee’s base salary shall be made within VELOCITY’s sole discretion. Additionally, VELOCITY agrees to compensate Employee for all expenses related to the move of his premises, belongings and associated assets from Florida to Connecticut on a reimbursement basis.

4.02. Employee shall be eligible to receive all such fringe benefits as are, and may be, made available to other Officers of VELOCITY and in accordance with the terms and conditions stated in any applicable employee benefit plan document. Such benefits may include, but are not limited to, a medical and dental plan, short-term disability plan, long term disability plan, and life insurance plan. VELOCITY is not obligated to provide or continue any of these benefits and may, without any prior notice, modify or discontinue any benefit already provided or as may be provided in the future, within its exclusive discretion.

Article 5. Vacation and Leave

5.01. Employee is entitled to 3 weeks paid vacation consistent with the Company’s policy for similarly situated employees, in addition to VELOCITY’s normal holidays. Vacation time will be scheduled taking into account the Employee’s duties and obligations at VELOCITY. Sick leave, holiday pay and all other leaves of absence will be in accordance with VELOCITY’s stated personnel policies applicable to similarly situated employees.

Article 6. Termination

6.01. Employee may resign Employee’s position and terminate Employee’s employment by giving VELOCITY written notice of Employee’s intention to resign. Employee should give 30 days written notice of any such intention to resign. VELOCITY may, at its option, waive the remaining notice period and terminate Employee’s employment immediately without any notice period or severance obligations. If requested by VELOCITY, Employee agrees to cooperate in training Employee’s successor until the termination of Employee’s actual employment. In the event of such resignation or VELOCITY’s exercise of discretion to terminate the employment relationship, in addition to any accrued and unpaid vacations or other earned compensation, Employee shall receive compensation earned through the greater of the 30 days notice period or the Employee’s last day of employment. Employee shall be entitled to a pro-rated portion of any bonus not otherwise due Employee pursuant to any bonus plan or arrangement established prior to the termination of Employee’s employment.

6.02. Any other provision of this Agreement notwithstanding, VELOCITY may terminate Executive’s employment without notice if the termination is based on any of the following events that constitute Cause:

(a)	Any conviction or nolo contendere plea by Employee to a felony or gross misdemeanor, or misdemeanor involving moral turpitude, or any public conduct by Employee that has or can reasonably be expected to have a detrimental effect on VELOCITY; or

(b)	Any fraud, misappropriations or embezzlement, breach of confidentiality, noncompetition, or fiduciary duty, by Employee or intentional material damage to the property or business of VELOCITY; or

(c)	In the event of termination under this section 6.02, and not withstanding any contrary provision otherwise stated, Employee shall receive only his base salary earned through the date of termination.

6.03. Employee’s employment and this Agreement will be deemed terminated upon the death of the Employee. In the event of such termination, the Employee’s heir(s), as identified on the Employee’s life insurance beneficiary card, shall receive only compensation earned through the date of termination provided, however, that Employee shall be entitled to a pro-rata portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to the termination of Employee’s employment, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement.

Article 7. Severance

7.01. If VELOCITY determines to terminate Employee’s employment for any reason other than those listed in Section 6.02 or 6.03 above, VELOCITY will:

(a)	pay Employee as severance pay each month, for twelve (12) consecutive months following the termination of Employee’s employment, beginning one (1) month after termination from employment, Employee’s monthly base salary in effect at the time of separation, less customary withholdings, as well as the additional consideration described in Section 7.01 (b) and (c) below, in exchange for Employee executing VELOCITY’s standard general release, without revocation, upon the termination of Employee’s employment, and for Employee complying with a restrictive covenant for a period of twelve months, as set forth in Article 9 hereto (“Severance Option”). If VELOCITY offers, and Employee accepts, the Severance Option, VELOCITY will pay each month for twelve (12) consecutive months following Employee’s termination from employment, Employee’s monthly base salary in effect at the time of separation, less customary withholdings, beginning one (1) month after termination;

(b)	if VELOCITY offers, and Employee accepts, the Severance Option, Velocity will continue to pay the Employee’s group health and dental insurance coverage for the term of the severance payments or 12 months, whichever is greater, and

(c)	if VELOCITY offers, and Employee accepts, the Severance Option, cause the immediate vesting of any unvested stock options or stock grants held by Employee at the time of the termination of Employee’s employment.

Article 8. Patents, Copyrights and Intellectual Property

8.01. Except as permitted or directed by VELOCITY or as may be required in the proper discharge of Employee’s employment hereunder, Employee shall not, during the period of Employee’s employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of VELOCITY or any of its affiliates, actual or potential vendors or actual or potential customers, including without limitation, whether or not reduced to writing, customer lists, customer files or information, planning and financial information, agreements, contracts, processes, equipment, formulations, know-how, properties, sales and marketing information, and strategy, business strategy or opportunities for new or developing business, which Employee has prepared, acquired or become acquainted with during employment by VELOCITY (“Confidential Information”). Upon termination of Employee’s employment for any reason, Employee shall promptly return to VELOCITY all such Confidential Information, including all copies thereof, then in Employee’s possession, control or influence, whether prepared by Employee or others.

8.02 Intentionally left blank.

8.03 Employee agrees that during employment, or upon leaving employment, with VELOCITY, Employee will not remove from VELOCITY’s premises, any Confidential Information, or any drawings, writings, prints, any documents or anything containing, embodying or disclosing any Confidential Information, unless written permission is given by an authorized officer of VELOCITY.

8.04 (a) Employee hereby agrees to assign, transfer and set over, and does hereby assign, transfer and set over, to VELOCITY, its successor and assigns, all Employee’s rights, title and interest in and to any and all creations which are or may become legally protectible or recognized as forms of property including all designs, ideas, inventions, improvements, writings and other works of authorship, theses, books, computer programs, lectures, illustrations, photographs, motion pictures, scientific and mathematical models, prints and any other subject matter which is or may become legally protectible or recognized as a form of property which Employee, either solely or jointly with others, has conceived, made or suggested, or may hereafter conceive, make or suggest, during employment with VELOCITY or its successors and the six-month period next following the termination of such employment, which in any way relate directly or indirectly to its business, procedural, technical or commercial needs, problems, developments or projects or to its operations, production, research or experimental developments and projects of every name and nature under consideration and/or being carried on by or for VELOCITY prior to termination of Employee’s employment, or which in any way are likely to be of benefit to VELOCITY provided such designs, ideas, inventions, improvements and other creations are originated, created, developed or perfected (a) in the performance of the general duties for which Employee is and/or was employed, or (b) with the use of any time, material, or facilities of VELOCITY or (c) which relate to any apparatus, machine, method, composition, process or article of manufacture or method of doing business within the scope of VELOCITY’s field of activity or of the same general character during Employee’s employment including the subject matter of any operations, selling, testing, research, or experimental activity.

(b) Employee hereby agrees to execute, acknowledge, make and deliver to VELOCITY or its attorneys, without additional compensation but without expense to Employee, any and all instruments, including United States and foreign patent applications, applications for securing, protecting or registering any property rights including copyrights embraced within this Agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and to do any and all lawful acts which may be necessary or desirable to vest in or secure for or maintain for the benefit of VELOCITY adequate patent and other property rights including copyrights in the United States and all foreign countries with respect to any and all such designs, ideas, inventions, improvements, and other creations embraced within this Agreement, whether published or unpublished and whether or not the subject of statutory industrial property or copyright protection.

(c) Employee hereby agrees to disclose promptly to VELOCITY or its attorneys, any and all such ideas, designs, inventions, improvements and other creations when conceived or made by Employee and to report promptly to VELOCITY all information of which Employee may become aware during Employee’s employment or thereafter as herein provided and which may be of benefit to VELOCITY or which may prevent or minimize loss by VELOCITY and of which VELOCITY may not otherwise then have knowledge.

8.05. Employee understands that any violation of this Article 8 while employed by VELOCITY may result in immediate disciplinary action by VELOCITY, up to and including termination of employment.

8.06. The provisions of this Article 8 shall survive termination of this Agreement indefinitely.

Article 9. Restrictive Covenants

9.01. VELOCITY and Employee recognize and agree that: (i) Employee has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning VELOCITY, its business, customers and employees; (ii) as a consequence of using or associating himself with VELOCITY’s name, goodwill, and reputation, Employee has developed and/or will develop personal and professional relationships with VELOCITY’s current customers and clients; and (iii) provision for non-competition and non-recruitment obligations by Employee is critical to VELOCITY’s continued economic well-being and protection of VELOCITY’s confidential, trade secret and proprietary information. In light of these considerations, Article 9 sets forth the terms and conditions of Employee’s obligations of non-competition and non-recruitment during the term of this Agreement and subsequent to the termination of this Agreement and/or Employee’s employment for any reason.

9.02. Unless the obligation is waived or limited by VELOCITY as set forth herein, Employee agrees that during the term of Employee’s employment pursuant to this Agreement and for a period of six (6) months following the termination of Employee’s employment with VELOCITY for any reason or no reason, Employee will not directly or indirectly (a) solicit, or perform or participate in, any competitive business with any person or entity that is or was a customer or vendor of VELOCITY within the twelve (12) months prior to the date of termination of the Agreement and/or

Employee’s employment, or (b) engage, within the North American markets in which VELOCITY engages in business at the time of such termination, in any similar or related business activity in competition with VELOCITY’s direct line of business as conducted at the time of the termination of Employee’s employment. Among all other competitive actions that are likewise restricted, Employee shall not cause or attempt to cause any existing or prospective customer, client or account who then has a relationship with VELOCITY for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into, any actual or potential contract or business arrangement with VELOCITY.

9.03. In the event that VELOCITY offers and Employee accepts the Severance Option under Article 7 of this Agreement, Employee will, in consideration of the severance and other consideration to be provided thereunder, sign VELOCITY’s standard general release, and comply with the restrictive covenant set forth in Section 9.02 above for an additional six-month period, totaling a period of twelve (12) months following the termination of Employee’s employment with VELOCITY for any reason or no reason.

9.04. At its sole option, VELOCITY may, by express written notice to Employee by an Officer of VELOCITY, waive or limit the time and/or geographic area in which Employee cannot engage in competitive activity or the scope of such competitive activity.

9.05. For a period of twelve (12) months following termination of the Agreement and/or Employee’s employment for any reason, Employee will not initiate or participate in the recruitment of any of VELOCITY’s employees by or on behalf of Employee or any other person, company, business, or any other entity.

9.06. Employee agrees that breach by Employee of the provisions of the provisions set forth herein will cause VELOCITY irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Employee of the provisions of this Article, VELOCITY shall be entitled to an injunction restraining Employee from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting VELOCITY from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Employee. Employee agrees that VELOCITY shall not be entitled to recover its costs of litigation and attorneys’ fees incurred in enforcing these provisions.

9.07. Employee understands that any violation of this Article 9 while employed by VELOCITY may result in immediate disciplinary action by VELOCITY, up to and including termination of employment.

9.08. The obligations contained in this provision shall survive the termination of this Agreement indefinitely and are in addition to, and do not in any way amend or alter, any other restrictive covenants that Employee may have previously executed with the Company.

Article 10. Miscellaneous

10.01. Governing Law. This Agreement shall be governed and construed according to the laws of the State of Connecticut without regard to conflicts of law provisions. The parties further agree that all legal actions hereunder shall only be brought in an appropriate Connecticut court and both parties hereby consent to the exclusive jurisdiction of such court.

10.02. Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of Employee’s rights or duties hereunder, or any compensation due to Employee hereunder, to any other person or entity. VELOCITY will require any successors to expressly assume and agree to perform VELOCITY’s obligations under this Agreement.

10.03. Waiver. The waiver by VELOCITY of the breach or nonperformance of any provision of this Agreement by Employee will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

10.04. Modification. This Agreement supersedes and replaces any and all prior oral or written understandings or agreements, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked, except as expressly stated in Section 9.08 herein. Additionally, the severance provisions of Article 7 supersede and replace all rights Employee may otherwise have under the Company’s regular severance or termination policies. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

Velocity Express Corporation

By:	/s/ Officer

/s/ Daniel DeFazio
Employee